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EXHIBIT 11.

                                 DMI FURNITURE, INC.

                          CALCULATIONS OF EARNINGS PER SHARE



                                                       THREE MONTHS ENDED
                                                 ------------------------
                                                   Nov. 30,       Dec. 2,
                                                       1996          1995
                                                 -----------   -----------
Net income (loss) (Note 7)                         $861,000     ($184,000)
                                                 -----------   -----------
                                                 -----------   -----------
Average shares of common stock
  and common equivalents
  outstanding:

   Average common shares
    outstanding                                   3,056,212     2,977,137

   Common stock equivalents--
    dilutive options and convertible
    preferred stock (a)                           2,799,868             -
                                                 -----------   -----------
Average shares of common
  stock and common stock
  equivalents outstanding                         5,856,080     2,977,137
                                                 -----------   -----------
                                                 -----------   -----------

Earnings (loss) per common share (Notes 3 and 7)      $0.15         $(.06)
                                                      -----         -----
                                                      -----         -----

(a) For the period ended December 2, 1995, since the effect of the assumption of the conversion of the Series C Preferred Stock into common stock would be anti-dilutive, those common equivalent shares were not included in the calculation of earnings per common share.



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